     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1998

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               FRESH FOODS, INC.
             (Exact name of Registrant as specified in its charter)

                     NORTH CAROLINA                                             56-0945643
            (State or other jurisdiction of                                  (I.R.S. Employer
             incorporation or organization)                                Identification No.)

                              3437 E. MAIN STREET
                                  P.O. BOX 399
                              CLAREMONT, NC 28610
                           TELEPHONE: (704) 459-7626
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              MR. JAMES E. HARRIS
                            CHIEF FINANCIAL OFFICER
                               FRESH FOODS, INC.
                              3437 E. MAIN STREET
                                  P.O. BOX 399
                              CLAREMONT, NC 28610
                           TELEPHONE: (704) 459-7626
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                    COPY TO:

                           PATRICK D. DAUGHERTY, ESQ.
                      MCGUIRE, WOODS, BATTLE & BOOTHE LLP
                             3700 NATIONSBANK PLAZA
                             101 SOUTH TRYON STREET
                              CHARLOTTE, NC 28280
                           TELEPHONE: (704) 373-8975
                           TELECOPIER: (704) 373-8823
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                                                        PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE       PROPOSED MAXIMUM    AGGREGATE OFFERING       AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED         OFFERING PRICE           PRICE           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value, including
  the Preferred Stock Purchase Rights
  attached thereto(1)......................   1,125,341 shares   $13.88 per share(2)     $15,619,734(2)           $4,608
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

(1) The Preferred Stock Purchase Rights initially are attached to and trade with all the shares of Common Stock outstanding as of, and issued subsequent to, September 10, 1997, pursuant to the terms of the Rights Agreement dated as of September 2, 1997 between the Registrant and American Stock Transfer & Trust Company, Rights Agent. Until the occurrence of certain prescribed events, the Preferred Stock Purchase Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred only with the Common Stock. The value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.
(2) Estimated for the sole purpose of calculating the registration fee and based upon the average of the high and low prices for the Common Stock on July 28, 1998 (as reported by Nasdaq) in accordance with Rule 457(c).

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JULY 30, 1998

                               FRESH FOODS, INC.

                                  COMMON STOCK

                             ---------------------

     This Prospectus relates to the offer and sale from time to time of up to 1,125,341 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Fresh Foods, Inc. (the "Company") by certain shareholders of the Company named herein, the estates of such persons, the beneficiaries of their estates and their donees (collectively, the "Selling Shareholders"). The Shares were acquired by the Selling Shareholders in connection with the merger, effective January 30, 1998 (the "Merger"), of a wholly-owned subsidiary of the Company with and into Sagebrush, Inc. See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares offered hereby.

     The Shares may be sold from time to time by or for the account of the Selling Shareholders on the Nasdaq Stock Market ("Nasdaq"), on any exchange on which the Shares may then be listed, in private transactions or otherwise, at prices and on other terms then prevailing or at prices related to their then current market price, at fixed prices that may be changed or in negotiated transactions at negotiated prices. See "Plan of Distribution." The Selling Shareholders may offer Shares from time to time directly to other purchasers or to or through underwriters, brokers, dealers or agents, who may receive consideration in the form of discounts, commissions or concessions. Such compensation, which may exceed ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of the Shares for whom such underwriters, brokers, dealers and agents may act. The Selling Shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any profit on the sale of Shares offered by any of them and any discounts, commissions or concessions received by any of them may be considered underwriting discounts and commissions under the Securities Act.

     The Common Stock is quoted on Nasdaq under the symbol "FOOD." On July 29, 1998, the last sale price per share of the Common Stock, as reported by Nasdaq, was $14.13.

                             ---------------------

     THE SHARES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 2.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1998.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Shares.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information can also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed with the SEC by the Company and are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for its fiscal year ended February 27, 1998; (ii) the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended May 22, 1998; (iii) the Company's Current Report on Form 8-K filed on June 24, 1998; and
(iv) the descriptions of the Common Stock and of the Preferred Stock Purchase Rights (the "Rights") contained in the Company's Registration Statements on Form 8-A filed with the SEC pursuant to Section 12 of the Exchange Act and any amendment or report filed by the Company for the purpose of updating either such description. All documents filed pursuant to any of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this Prospectus until the termination of the offering made hereby shall also be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     As used herein, the terms "Prospectus" and "herein" mean this Prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements made in this Prospectus as to the contents of any contract, instrument or other document referred to herein do not purport to be complete. Where reference is made to the provisions of such a contract, instrument or other document, such reference is qualified in all respects by all of the provisions of the contract, instrument or other document. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated herein by reference (not including exhibits to documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests should be directed to Mr. Matthew V. Hollifield, Fresh Foods, Inc., 3437 E. Main Street, Claremont, NC 28610, telephone number: (800) 222-9771.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF PENALTY BIDS, IN CONNECTION WITH THE OFFERING MADE HEREBY. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements included in this Prospectus that address activities, events or developments that the Company expects, believes, intends or anticipates will or may occur in the future, as distinguished from statements of historical fact, are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements made herein. Important factors that could contribute to such differences include, without limitation, the factors described as "Risk Factors" elsewhere in this Prospectus and other factors discussed in the Company's SEC filings. See "Incorporation of Certain Information by Reference."

                                  THE COMPANY

     The Company's predecessor was founded in 1966 to own and operate restaurants, initially under the Mom 'n' Pop's Ham House concept and later under the Western Steer family steakhouse and other concepts. The Company's food processing business was originally developed to support these restaurants, but has grown independently to become the Company's principal business and the primary focus of its growth strategy. In order to enhance the value of the Company's restaurant business, the Company acquired Sagebrush, Inc. by merger on January 30, 1998 and is converting most of its existing restaurants to the Sagebrush concept.

     On June 9, 1998, the Company consummated the acquisition of substantially all of the business in Cincinnati, Ohio, and a portion of the business in Caryville, Tennessee (collectively, "Pierre"), conducted by the Pierre Foods Division of Hudson Foods, Inc., a subsidiary of Tyson Foods, Inc. (the "Acquisition"). Having acquired Pierre, the Company is a leading vertically-integrated producer and marketer of fully-cooked branded and private label meat products and microwaveable sandwiches for the domestic foodservice and home meal replacement ("HMR") markets. The Company sells its high-quality, value added products through various distribution channels under the Pierre, Fast Choice and Mom 'n' Pop's brand names, which are widely recognized in the food industry. In addition to its food processing business, the Company owns and operates 61, and franchises an additional 40, restaurants operating under the Sagebrush, Western Steer, Prime Sirloin and Bennett's concepts. On a pro forma basis, assuming the Acquisition had occurred on March 1, 1997, the Company's revenues and net earnings would have been $269,269,000 and $8,000 ($0.00 per share), respectively, for the year ended February 27, 1998. For the three months ended May 22, 1998, such pro forma revenues and net loss would have been $62,311,000 and ($2,081,000) (($0.40) per share), respectively.

     The Company's principal executive offices are located at 3437 E. Main Street, P.O. Box 399, Claremont, North Carolina 28610, and its telephone number at that location is (704) 459-7626.

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors, in addition to the other information presented in this Prospectus, before purchasing the Shares.

SUBSTANTIAL LEVERAGE

     The Company has substantial indebtedness and, as a result, significant debt service obligations. As of June 9, 1998, after giving effect to the Acquisition and related financings (together with the Acquisition, the "Transactions"), the Company had approximately $148.9 million of indebtedness, which represented 79.3% of its total capitalization, and had approximately $20.5 million of additional borrowing availability under a new revolving credit facility (the "Bank Facility"). The Company's debt instruments allow the Company to incur additional indebtedness under certain circumstances. The ability of the Company to satisfy its debt obligations will depend on the Company's future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control.

     As a result of the financing of the Acquisition, the Company's interest expense will increase compared to prior years. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Bank Facility, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

     The degree to which the Company is leveraged could have important consequences to the Company, including these: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flows from operations must be dedicated to the repayment of indebtedness, thereby reducing the funds available to the Company for its operations; (iii) the Company's debt instruments contain financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets and minimum net worth requirements; (iv) the Company's borrowings under the Bank Facility are at variable rates of interest, which expose the Company to the risk of higher interest rates; (v) the indebtedness outstanding the Bank Facility is secured by substantially all of the assets of the Company; (vi) the Company may be more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage; and (vii) the Company's high degree of indebtedness could make it more vulnerable in the event of a downturn in its business. As a result of the Company's level of indebtedness, its financial capacity to respond to market conditions, extraordinary capital needs and other factors may be limited.

     If the Company is unable to generate sufficient cash flows from operations in the future to service its indebtedness, then it may be required to refinance all or a portion of its indebtedness or to obtain additional financing or to dispose of material assets or to discontinue certain of its operations. The Company's debt instruments restrict the Company's ability to sell assets and use proceeds therefrom. There can be no assurance that any such refinancing or asset sales would be possible under the Company's debt instruments existing at such time, that the proceeds the Company could realize for such refinancing or asset sales would be sufficient to meet the Company's obligations then due or that additional financing could be obtained.

RESTRICTIONS IMPOSED BY THE COMPANY'S DEBT INSTRUMENTS

     The Company's debt instruments include covenants that, among other things, limit or restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such limitations and restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. The Bank Facility also requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Bank Facility. In the event of any such default, the lenders under the Bank Facility could elect to declare all borrowings outstanding under the Bank Facility, together with accrued interest and other fees, to be due and payable. If the Company were unable to repay any such borrowings when due, then the lenders could proceed against their collateral, with material adverse effects on the Company's business, financial condition and results of operations.

RISKS RELATING TO THE ACQUISITION AND EXECUTION OF THE COMPANY'S BUSINESS
STRATEGY

     The Acquisition significantly increased the scale of the Company's operations, thereby substantially increasing the demands placed upon the Company's management, including demands resulting from the need to integrate the systems and operations of Pierre with those of the Company. Successful integration of Pierre's operations is essential to the Company's business strategy and will depend primarily on the Company's ability to manage effectively Pierre's food processing operations and to eliminate excess costs. The success of the Company's integration of Pierre may also depend on retention of existing senior management personnel of Pierre. There can be no assurance that such individuals will remain with the Company. The integration of Pierre and execution of the Company's business strategy may result in unforeseen difficulties requiring a disproportionate amount of attention and resources and cannot be assured. The failure to integrate Pierre or to execute the Company's business strategy could have material adverse effects on the Company.

MANAGEMENT CONTROL

     As of April 15, 1998, the Company's directors and executive officers (twelve persons) beneficially owned, in the aggregate, 2,907,782 shares (or approximately 42.2%) of the outstanding Common Stock (including as "outstanding" Common Stock all shares underlying options that became exercisable not later than June 14, 1998). If Mr. Miller (who is a director of the Company) were to sell all of his Shares offered hereby, and if no other director or executive officer were to gain or lose beneficial ownership of any Common Stock, then the Company's directors and executive officers would beneficially own, in the aggregate, 2,387,173 shares (or approximately 34.7%) of the outstanding Common Stock. This degree of share ownership might be sufficient to enable the Company's directors and executive officers, acting as a group, to influence decisively the outcome of matters requiring shareholder approval, including the election of directors and significant corporate transactions. The voting power of the Company's directors and executive officers under certain circumstances could have the effect of preventing or delaying a change in control of the Company.

FACTORS INHIBITING TAKEOVER

     The Company's Restated Articles of Incorporation, as amended (the "Articles"), the Company's Bylaws, as amended (the "Bylaws"), and the Rights contain various provisions that may hinder, delay or prevent the acquisition of control of the Company without the approval of the Board of Directors of the Company (the "Board"). Certain provisions of the Articles and the Bylaws, among other things, (i) authorize the issuance of "blank check" preferred stock, (ii) divide the members of the Board into three classes, the members of which serve for three-year terms and can be removed only by supermajority shareholder vote, and (iii) require a supermajority shareholder vote to approve any of certain business combinations requiring shareholder approval. In addition, the Company has entered into a Rights Agreement with American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), pursuant to which one Right is attached to each share of Common Stock and initially trades with such share. The Rights would cause substantial dilution to a person or group that attempted to acquire the Company on terms not approved in advance by the Board. See "Description of Capital Stock."

SHARES AVAILABLE FOR SALE; LIMITED SECONDARY MARKET FOR THE COMMON STOCK

     As of April 15, 1998, there were 5,902,619 shares of Common Stock outstanding, including the 1,125,341 Shares offered hereby. Of such amount, at least 4,428,571 shares of Common Stock (including the Shares registered for resale hereunder) are freely tradable without restriction in the public market. The remaining shares are eligible for sale in the time, manner and volumes permitted by Rule 144 under the Securities Act. The holders of such remaining shares have not agreed to further limitations on the sale of their shares. In addition, as of April 15, 1998 there were options to purchase 1,861,186 shares of Common Stock outstanding at an average exercise price of $14.09 per share. Of such amount, options to purchase 1,177,442 shares are either exercisable presently or will become exercisable by December 31, 1998; 1,141,500 of the underlying shares have been registered with the SEC for public sale, and the Company intends to register the shares underlying the other outstanding options as soon as practicable. The Company also has registered for public sale an additional 1,050,000 shares of unissued Common Stock; such shares are reserved for future grants under the Company's stock option plans. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the market price of the Common Stock, particularly in view of the limited secondary market for the Common Stock that exists.

PRICE VOLATILITY

     The market price of the Common Stock is volatile and may be affected by a number of factors, including the announcement of new products or services by the Company or its competitors, quarterly variations in the Company's or its competitors' results of operations, changes in earnings estimates or recommendations by securities analysts, the initiation or termination of coverage by analysts, developments in the food processing and restaurant industries, general market conditions and other factors, including factors unrelated to the operating performance of the Company or its competitors. Such factors, as well as general economic, political and market conditions, such as recessions, may materially and adversely affect the market price of the Common Stock.

NO DIVIDENDS

     The Company's debt instruments restrict its ability to pay dividends. Regardless of the scope of such restrictions, the Company does not anticipate paying dividends on the Common Stock in the foreseeable future.

COMPETITION

     The food production business is highly competitive and is often affected by changes in tastes and eating habits of the public, economic conditions affecting spending habits and other demographic factors. In sales of meat products, the Company faces strong price competition from a variety of large meat processing concerns and from smaller local and regional operations. In sales of biscuit and yeast roll products, the Company competes with a number of large bakeries in various parts of the country. The sandwich segment of the HMR industry is extremely fragmented, with few large direct competitors but low barriers to entry and indirect competition in the form of numerous other HMR products. The restaurant industry, generally, and the Company's restaurant business, specifically, are intensely competitive with respect to concept, price, service, location and food quality. There are many well-established competitors, including a number of other steakhouse and family-oriented restaurants with concepts similar to the Company's, with substantially greater financial and other resources than the Company. Some competitors have been in existence for much longer than the Company and may be better established in, or may decide to enter, markets in which the Company's restaurants are or may be located. The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. While the Company believes that it competes for customers with a broad variety of other restaurants, there are particular restaurant chains that have restaurant concepts very similar to the Company's and that operate in, and may expand further into, the Company's market areas.

GOVERNMENT REGULATION

     The food production and restaurant industries are subject to extensive federal, state and local government regulation.

     The Company's food processing facilities and food products are subject to frequent inspection by the USDA and other government authorities. In July 1996, the United States Department of Agriculture (the "USDA") issued strict new policies against contamination by food-borne pathogens such as E. coli and Salmonella and established the Hazard Analysis and Critical Control Points ("HACCP") system. The Company is in full compliance with all USDA regulations, including HACCP standards, but there can be no assurance that the Company will be able to remain in compliance. The Company's failure to comply with applicable laws and regulations could subject it to civil remedies, including fines, injunctions, recalls and seizures, or even criminal sanctions, any of which could have material adverse effects on the Company.

     The Company's operations are also governed by laws and regulations relating to workplace safety and worker health that, among other things, establish noise standards and regulate the use of hazardous chemicals in the workplace. The Company also is subject to numerous federal, state and local environmental laws. Under applicable environmental laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities relating to its facilities and the land on which its facilities are or had been situated, regardless of whether the Company leases or owns the facilities or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant. There can be no assurance that any failure to comply, or compliance in the future, with environmental laws, or that liabilities arising thereunder, will have no material adverse effect on the Company's business, financial condition or results of operations.

     The Company's operations are subject to licensing and regulation by a number of state and local governmental authorities, which include alcoholic beverage control, health, safety, sanitation, building and fire agencies. Operating costs are affected by increases in costs of providing health care benefits, the minimum hourly wage, unemployment tax rates, sales taxes and other similar matters over which the Company has no control. The Company is subject to laws governing relationships with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements.

GENERAL RISKS OF THE FOOD INDUSTRY

     The food processing and restaurant industries are generally subject to various risks, including adverse changes in general economic conditions, evolving consumer preferences, nutritional and health-related concerns, federal, state and local food inspection and processing controls and litigation-oriented risks in the nature of consumer product liability claims, product tampering problems and the availability and expense of liability insurance. There has recently been increasing scrutiny due to the association of meat products with recent outbreaks of illness, and even death, caused by pathogens such as E. coli and Salmonella, which can be found in raw and improperly cooked meat. Incidents of contamination experienced by other food processors and restaurant chains have materially and adversely affected their businesses and could adversely affect the Company's business. Product recalls are sometimes required in the meat industry to withdraw contaminated or mislabeled products from the market.

ADVERSE CHANGES IN FOOD COSTS; AVAILABILITY OF SUPPLIES

     The profitability of the Company is dependent on its ability to anticipate and react to changes in food prices in general and to changes in meat prices in particular. While the Company has historically been able to anticipate and react to changing prices through purchasing practices and price adjustments so as to avoid any material adverse effect on profitability, there can be no assurance that the Company will be able to do so in the future. In particular, no assurance can be given that the Company will be able to pass any cost increases on to its customers. The Company does not engage in hedging transactions with respect to raw material purchases. Failure to engage in such transactions may result in increased price volatility, with resulting adverse effects on results of operations. In addition, the Company's dependency upon regular deliveries of supplies from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect the Company until arrangements with alternate suppliers could be made.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success will be largely dependent upon the abilities and experience of its senior management team. The loss of services of one or more of these senior executives could adversely affect the Company's results of operations. The Company has employment agreements with David R. Clark, Norbert E. Woodhams and L. Dent Miller and maintains "key man" life insurance on certain managers.

POTENTIAL LABOR DISRUPTIONS

     None of the Company's employees is covered by a collective bargaining agreement, although there have been four unsuccessful attempts to organize Pierre's Cincinnati plant in the last four years. To the extent the Company experiences a labor disruption in the future, there could be material adverse effects on the Company's business, financial condition and results of operations.

"YEAR 2000" ISSUES

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. "Year 2000" issues affect virtually all companies and organizations, including the Company. The Company has engaged consultants who have studied its information systems and have made recommendations with a view to upgrading or improving such systems. A definitive plan of action has been approved based on such recommendations and is expected to be implemented this year. The Company estimates the cost of the necessary software modifications at less than $500,000 in the aggregate, an amount the Company considers immaterial to its consolidated financial position.

                              SELLING SHAREHOLDERS

     The Shares were received by the Selling Shareholders as merger consideration in the Merger. Under the definitive merger agreement pursuant to which the Merger was effected (the "Merger Agreement"), the Company agreed to register the shares of Common Stock received by affiliates of Sagebrush, Inc. who acquired in the Merger beneficial ownership of a number of shares of Common Stock in excess of one percent of the total number of shares of Common Stock outstanding after giving effect to the Merger to permit the public resale of such shares by such persons and their permitted transferees. The Company agreed to keep the registration statement filed with respect to such shares current and effective until the earlier of (a) January 30, 2001 and (b) such time as all of the shares registered thereunder may be publicly resold by the holders thereof without registration under the Securities Act and without a volume limitation or other condition (except a condition that has been met) and the holders shall have received an opinion letter to such effect from counsel to the Company. The Registration Statement of which this Prospectus is a part has been filed with the SEC in response to these obligations.

     The following table provides certain information with respect to Common Stock beneficially owned by the Selling Shareholders.

                                                                                                PERCENTAGE OF
                                    NUMBER OF SHARES                                              SHARES OF
                                    OF COMMON STOCK                    NUMBER OF SHARES             COMMON
                                      BENEFICIALLY     NUMBER OF       OF COMMON STOCK        STOCK BENEFICIALLY
                                     OWNED PRIOR TO     SHARES     BENEFICIALLY OWNED AFTER      OWNED AFTER
NAME                                THE OFFERING(1)     OFFERED          THE OFFERING          THE OFFERING(2)
----                                ----------------   ---------   ------------------------   ------------------
Charles F. Connor, Jr.............      659,732(3)      604,732(4)          55,000                    *
L. Dent Miller....................      570,833(5)      520,609             50,224                    *

---------------

 *  Less than one percent.
(1) Represents all shares of Common Stock beneficially owned by the Selling Shareholder as of July 29, 1998.
(2) Represents all shares of Common Stock beneficially owned after the offering made hereby (assuming the sale of all of the Shares) as a percentage of the Common Stock outstanding as of July 29, 1998. There can be no assurance that the Selling Shareholders will sell all or any portion of the Shares.
(3) Consists of (i) 599,644 shares owned of record, (ii) 38,220 shares owned beneficially through County-Wide Insurance Agency, Inc. ("County-Wide") and
    (iii) 21,868 shares held by Mr. Connor's wife, of which beneficial ownership is disclaimed. All of the 38,220 shares owned of record by County-Wide are deemed to be beneficially owned by Mr. Connor, although ownership of other than a pro rata interest in such shares is disclaimed.
(4) Of such amount, 544,644 shares are being offered by Mr. Connor, 38,220 shares are being offered by County-Wide, and 21,868 shares are being offered by Mrs. Connor.
(5) Consists of (i) 520,833 shares owned of record and (ii) 50,000 shares subject to currently exercisable call options.

     In connection with the Merger, the Company entered into a Consulting and Noncompetition Agreement with Mr. Connor, who was Chairman of the Board of Sagebrush, Inc. The Company also entered into an Employment Agreement and Change in Control Agreement with Mr. Miller, who was President and Chief Executive Officer of Sagebrush, Inc., and who presently serves as a director of the Company and as President of its restaurant operations. Such agreements have been filed with the SEC as exhibits to the Registration Statement.

     Except as disclosed in this Prospectus (including in the documents incorporated herein by reference), within the past three years none of the Selling Shareholders has had a material relationship with the Company or with any of the Company's predecessors or affiliates other than as a result of ownership of securities issued by the Company.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by or for the account of the Selling Shareholders on Nasdaq, on any exchange on which the Shares may then be listed, in private transactions or otherwise, at prices and on other terms then prevailing or at prices related to the then current market price, at fixed prices that may be changed or in negotiated transactions at negotiated prices. The methods of distribution may include, without limitation: (i) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(ii) privately negotiated transactions, which may or may not involve a broker or dealer; (iii) one or more block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iv) purchases by brokers or dealers as principals and resales by such brokers or dealers for their own accounts; and (v) exchange distributions and/or secondary distributions in accordance with the rules of Nasdaq or the applicable exchange. Sales may be made by the Selling Shareholders directly to or through underwriters, brokers, dealers or agents.

     In connection with distributions of the Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, the broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also short Common Stock and redeliver the Shares to close out their short positions. The Selling Shareholders also may enter into option contracts or other similar transactions with broker-dealers or other financial institutions, which transactions require the delivery to such broker-dealers or financial institutions of Shares, which Shares such broker-dealers or other financial institutions may resell pursuant to this Prospectus (as amended or supplemented to reflect such transactions). The Selling Shareholders also may pledge the Shares to a broker-dealer or other financial institution, and, upon default, such broker-dealer or other financial institution might effect sales of the pledged Shares pursuant to this Prospectus (as amended or supplemented to reflect such transaction).

     Persons participating in the offering made hereby may purchase and sell Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. "Stabilizing transactions" consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock. "Syndicate short positions" involve the sale by underwriters of a greater number of shares of Common Stock than they are required to purchase from the Selling Shareholders in the offering. Underwriters also may impose "penalty bids," whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the offering for their accounts may be reclaimed by the syndicate if such Common Stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Under applicable SEC rules and regulations, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of Common Stock by them.

     Underwriters, brokers, dealers or agents may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sales pursuant thereto. Such compensation, which may exceed ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of the Shares for whom such underwriters, brokers, dealers and agents may act. The Selling Shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act.

Any profit on the sale of Shares offered by any of them and any discounts, commissions or concessions received by any of them may be considered underwriting discounts and commissions under the Securities Act.

     To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any underwriters, brokers, dealers and agents and any applicable discounts, commissions or concessions with respect to a particular offer will be set forth in a supplement to this Prospectus.

     The Company has agreed to pay all reasonable expenses of registration of the Shares other than any underwriting or selling discounts or commissions associated with the offer and sale of the Shares and the fees and expenses of legal counsel to the Selling Shareholders.

     The Company and each Selling Shareholder have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Articles authorize the issuance of 100,000,000 shares of Common Stock and 2,500,000 shares of preferred stock ("Preferred Stock"). As of April 15, 1998, there were 5,902,619 shares of Common Stock outstanding and 925 record holders thereof. All outstanding shares of Common Stock, including the Shares offered by the Selling Shareholders by this Prospectus, are validly issued, fully paid and nonassessable.

     The Board has the authority to issue Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, all without any further vote or action by the shareholders. Although it has no current intention to do so, the Board, without shareholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock.

DESCRIPTION OF THE COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders of the Company. Subject to the preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all the assets remaining after payment of liabilities, subject to the prior distribution rights of the Preferred Stock, if any, then outstanding. The holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

DESCRIPTION OF THE RIGHTS

     On August 28, 1997, the Board declared a dividend distribution of one Right for each share of Common Stock to shareholders of record at the close of business on September 10, 1997. Each Right entitles the record holder to purchase from the Company one one-hundredth of a share of Junior Participating Preferred Stock, Series A, of the Company at a purchase price of $30. The Rights are attached to the Common Stock and are not exercisable except under limited circumstances set forth in the Rights Agreement relating to the acquisition of, or the commencement of a tender offer for, 15% or more of the Common Stock. In the event that a person or group acquires 15% or more of the Common Stock without the Company's consent (an "Acquiring Person"), each holder of a Right, other than the Acquiring Person, will be entitled to acquire, upon payment of the exercise price of $30, that number of shares of Common Stock having a market value equal to twice the exercise price. The Rights may be redeemed at a price of $.001 per Right by the Company at any time prior to any person or group acquiring 15% or more of the Common Stock and will expire on September 10, 2007. Until the Rights separate from the Common Stock, each new share of Common Stock, including the Shares offered hereby, will have a Right attached. The Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings of the Company.

CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS

     The Board is divided into three classes with the directors serving staggered three-year terms. Under the Articles and the Bylaws, directors may be removed with or without cause only by a vote of 75% of the outstanding shares of Common Stock entitled to vote in the election of directors.

     The Bylaws require the affirmative vote of 75% of the outstanding shares of each class of capital stock of the Company entitled to vote in order to authorize or adopt (a) any agreement for the merger or consolidation of the Company with or into any other corporation which is required by law to be approved by shareholders; (b) any sale, lease, transfer or other disposition by the Company of all or any substantial part of the assets of the Company to any other corporation, person or entity; or (c) any issuance or delivery of securities of the Company in exchange or payment for any securities, properties or assets of any other person in any transaction in which the authorization or approval of shareholders of the Company is required by law or by any agreement to which the Company is a party. This supermajority voting requirement is not applicable, however, to (i) any such transaction approved by resolution of the Board or (ii) any merger or consolidation of the Company with, or any sale or lease by or to the Company of any subsidiary thereof or any of the assets of, any corporation of which a majority of the outstanding shares of stock is owned of record or beneficially by the Company or its subsidiaries. In addition, the affirmative vote of 75% of the outstanding shares of each class of capital stock of the Company entitled to vote is required to amend or repeal this supermajority voting requirement.

                          REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the Common Stock is First Citizens Bank, Raleigh, North Carolina.

                                 LEGAL MATTERS

     Certain legal matters have been passed upon for the Company by McGuire, Woods, Battle & Boothe LLP, Charlotte, North Carolina.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended February 27, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Pierre Foods (a Business of Hudson Foods) incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated June 24, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Additional Information................    i
Incorporation of Certain Information
  by Reference........................    i
Forward-Looking Statements............   ii
The Company...........................    1
Risk Factors..........................    2
Selling Shareholders..................    7
Plan of Distribution..................    8
Description of Capital Stock..........    9
Registrar and Transfer Agent..........   10
Legal Matters.........................   10
Experts...............................   10

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               FRESH FOODS, INC.

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                                            , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be incurred in connection with this registration, all of which are to be borne by the Registrant and all of which are estimated (except for the SEC registration fee).

SEC registration fee........................................  $ 4,608
Accounting fees and expenses................................   10,000
Legal fees and expenses.....................................   30,000
Miscellaneous...............................................    5,392
                                                              -------
          Total.............................................  $50,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with the provisions of Section 55-8-57 of the North Carolina Business Corporation Act (the "Act"), the Registrant has by Board resolution provided that, in addition to the indemnification of directors and officers otherwise provided by the Act, the Registrant shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors or officers, except for liability or litigation expense incurred on account of activities that were at the time known or reasonably should have been known by such director or officer to be clearly in conflict with the best interests of the Registrant. As authorized by such statute, the Registrant also maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to statute, resolution or otherwise.

     In addition, Sections 55-8-50 through 55-8-58 of the Act contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the Act permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) that his conduct in his official capacity with the corporation was in its best interests and (y) in all other cases his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a current or former director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him. The above standard of conduct is determined by the Board, by a committee thereof or by special legal counsel or the shareholders as prescribed in Section 55-8-55.

     Sections 55-8-52 and 55-8-56 of the Act require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if he is adjudged fairly and reasonably so entitled under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as a director or as otherwise set forth in the corporation's articles of incorporation or bylaws or by resolution of the Board.

     David R. Clark is party to an Employment Agreement with the Registrant that provides that in the event he is made a party to any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Registrant against him, and excluding any action by him against the Registrant), by reason of the fact that he is or was performing services under the Employment Agreement or as an officer or director of the Registrant or as an officer, director or representative of any subsidiary of the Registrant or any entity controlled by or affiliated with the Registrant, then, to the fullest extent permitted by applicable law, the Registrant shall indemnify Mr. Clark against all expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Mr. Clark in connection therewith. Such indemnification shall continue even if Mr. Clark has ceased to be an employee, officer or director of the Registrant and shall inure to the benefit of his heirs and estate. The Registrant shall advance to Mr. Clark all reasonable costs and expenses directly related to the defense of any such action, suit or proceeding within twenty days after written request by Mr. Clark to the Registrant upon receipt of an undertaking by Mr. Clark to repay such amount unless it shall ultimately be determined that Mr. Clark is entitled to be indemnified by the Registrant against such expenses. The Employment Agreement also provides that the Registrant will obtain coverage for Mr. Clark under a directors and officers liability insurance policy upon such reasonable limits as agreed to by Mr. Clark and the Registrant.

     Norbert E. Woodhams is party to an Employment Agreement with the Registrant that provides that the Registrant shall indemnify him and hold him harmless for all acts or decisions made by him in good faith while performing services for the Registrant. The Registrant shall pay all expenses, including attorneys' fees, actually and necessarily incurred by Mr. Woodhams in connection with the defense of such action, suit or proceeding and in connection with any related appeal, including the cost of court settlements. The Employment Agreement also provides that the Registrant shall use its best efforts to obtain coverage for Mr. Woodhams under any insurance policy now in force or hereinafter obtained during the term of the Employment Agreement covering officers and directors of the Registrant against liability or lawsuit.

ITEM 16.  EXHIBITS.

     See the Exhibit Index immediately preceding the Exhibits to this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim or indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Claremont, state of North Carolina, on July 30, 1998.

                                          FRESH FOODS, INC.

                                          By: /s/ JAMES C. RICHARDSON, JR.
                                            ------------------------------------
                                                  James C. Richardson, Jr.
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Fresh Foods, Inc., do hereby constitute and appoint each of Messrs. James C. Richardson, Jr., David R. Clark, James E. Harris and Matthew V. Hollifield, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and on our behalf in our capacities stated below, which acts and things any of them may deem necessary or advisable to enable Fresh Foods, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) thereto; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                       SIGNATURE                                       TITLE                   DATE
                       ---------                                       -----                   ----

                 /s/ RICHARD F. HOWARD                    Chairman of the Board of         July 30, 1998
--------------------------------------------------------    Directors
                   Richard F. Howard

              /s/ JAMES C. RICHARDSON, JR.                Chief Executive Officer          July 30, 1998
--------------------------------------------------------    (principal executive officer)
                James C. Richardson, Jr.                    and Vice Chairman of the
                                                            Board of Directors

                   /s/ DAVID R. CLARK                     President, Chief Operating       July 30, 1998
--------------------------------------------------------    Officer and Director
                     David R. Clark

                  /s/ JAMES E. HARRIS                     Executive Vice President, Chief  July 30, 1998
--------------------------------------------------------    Financial Officer (principal
                    James E. Harris                         financial officer), Treasurer
                                                            and Secretary

                 /s/ NOLAND M. MEWBORN                    Vice President-Finance           July 30, 1998
--------------------------------------------------------    (principal accounting
                   Noland M. Mewborn                        officer)

                       SIGNATURE                                       TITLE                   DATE
                       ---------                                       -----                   ----

                /s/ NORBERT E. WOODHAMS                   Director                         July 30, 1998
--------------------------------------------------------
                  Norbert E. Woodhams

                  /s/ LEWIS C. LANIER                     Director                         July 30, 1998
--------------------------------------------------------
                    Lewis C. Lanier

                /s/ WILLIAM R. MCDONALD                   Director                         July 30, 1998
--------------------------------------------------------
                  William R. McDonald

                 /s/ E. EDWIN BRADFORD                    Director                         July 30, 1998
--------------------------------------------------------
                   E. Edwin Bradford

                  /s/ BOBBY G. HOLMAN                     Director                         July 30, 1998
--------------------------------------------------------
                    Bobby G. Holman

                /s/ WILLIAM P. FOLEY II                   Director                         July 30, 1998
--------------------------------------------------------
                  William P. Foley II

                  /s/ ANDREW F. PUZDER                    Director                         July 30, 1998
--------------------------------------------------------
                    Andrew F. Puzder

                   /s/ L. DENT MILLER                     Director                         July 30, 1998
--------------------------------------------------------
                     L. Dent Miller

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   2.1     --  Agreement and Plan of Merger dated as of November 14, 1997 among the Registrant, Sagebrush, WSMP Acquisition, Inc. and
               Messrs. L. Dent Miller and Charles F. Connor, Jr.
               (incorporated by reference to Appendix A to the Joint Proxy
               Statement-Prospectus included in the Registrant's
               Registration Statement (No. 333-43921) on Form S-4)
   2.2     --  Asset Purchase Agreement dated as of April 10, 1998 between
               Fresh Foods of North Carolina, LLC and Hudson Foods, Inc.
               (schedules and exhibits omitted) (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form
               8-K filed on May 13, 1998)
   3.1     --  Restated Articles of Incorporation of the Registrant
               (incorporated by reference to Exhibit 3.1 to the
               Registrant's Registration Statement (No. 333-58711) on Form
               S-4)
   3.2     --  Bylaws of the Registrant (incorporated by reference to
               Exhibit 3.4 to the Fiscal 1998 Form 10-K)
   4.1     --  Rights Agreement dated as of September 2, 1997 between the
               Registrant and American Stock Transfer & Trust Company,
               Rights Agent (incorporated by reference to Exhibit 1 to the
               Registrant's Current Report on Form 8-K filed on September
               5, 1997)
   5       --  Opinion letter of McGuire, Woods, Battle & Boothe LLP as to the legality of the securities being registered pursuant to this Registration Statement
  23.1     --  Consent of McGuire, Woods, Battle & Boothe LLP (included in
               Exhibit 5)
  23.2     --  Consent of Deloitte & Touche LLP
  24       --  Power of attorney (included on the signature pages of this
               Registration Statement)
  99.1     --  Consulting and Noncompetition Agreement dated as of January
               29, 1998 between the Registrant and Charles F. Connor, Jr.
               (incorporated by reference to Exhibit 10.20 to the
               Registrant's Registration Statement (No. 333-58711) on Form
               S-4)
  99.2     --  Employment Agreement dated as of January 29, 1998 between the Registrant and L. Dent Miller (incorporated by reference to Exhibit 10.19 to the Registrant's Registration Statement
               (No. 333-58711) on Form S-4)
  99.3     --  Change in Control Agreement dated as of January 29, 1998 between the Registrant and L. Dent Miller (incorporated by reference to Exhibit 10.28 to the Registrant's Registration
               Statement (No. 333-58711) on Form S-4)